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Exhibit 99.(a)(2)

MEMORANDUM TO PARTICIPANTS IN THE COLLINS INDUSTRIES, INC.
TAX DEFERRED SAVINGS PLAN
DIRECTION TO VOTE SHARES OF COMMON STOCK

        Based on the terms and subject to the conditions set forth in the Proxy Statement dated December    , 2005 (the "Proxy Statement"), Collins Industries, Inc., a Missouri corporation (the "Company"), is asking its shareholders to vote on the approval of the proposed amendments to the Company's Articles of Incorporation that will (i) provide for a 1-for-300 reverse stock split of the Company's outstanding common stock, $0.10 par value per share (the "Common Stock"), (ii) provide for a 300-for-1 forward stock split of the Company's outstanding Common Stock immediately following the reverse stock split (together with the reverse stock split, the "Reverse/Forward Stock Split") and (iii) grant a standing option to the Company for it to repurchase any shares of Common Stock proposed to be transferred by a shareholder after the Reverse/Forward Stock Split if after such proposed transfer the number of shareholders of record of the Company's Common Stock would equal or exceed 250 (the "Right of First Refusal"). If the amendment to the Company's Articles of Incorporation to effect the reverse stock split is not approved by our shareholders, the proposal to amend the Company's Articles of Incorporation to effect the forward stock split will be withdrawn.

        Because your account in the Collins Industries, Inc. Restated Tax Deferred Savings Plan (the "Plan") includes an investment in the Company Common Stock fund, you will be given the opportunity to direct INTRUST Bank, N.A., the trustee of the Plan's assets (the "Trustee"), to vote all or a portion of the shares of Common Stock credited to your Plan account. Your interest in the Company Common Stock fund is measured in terms of units. Your units in the Company Common Stock fund closely approximate the number of shares of Common Stock held in your Plan account.

        You may only vote the shares of Common Stock credited to your Plan account as of 5:00 P.M., Eastern Standard Time as of November 11, 2005 (the "Determination Date"), unless you own shares of Common Stock outside of the Plan. You may not vote shares of Common Stock in excess of the number of shares of Common Stock that are credited to your Plan account on the Determination Date, even if additional shares of Common Stock are credited to your Plan account after the Determination Date.

        If you wish to vote shares of Common Stock credited to your Plan account, you must follow the instructions in this letter. The Voting Instruction Form for the Plan (the "Voting Instruction Form") must be completed and received by INTRUST Bank, N.A. no later than 5:00 P.M., Eastern Standard Time, on January 17, 2006.

        As described in the Proxy Statement, approval of the reverse stock split, forward stock split, and Right of First Refusal will require the affirmative vote of a majority of the outstanding Common Stock. You may vote "FOR," "AGAINST," or "ABSTAIN" on the reverse stock split, forward stock split, and Right of First Refusal. If you "ABSTAIN," it has the same effect as a vote "AGAINST." If you sign and date your Voting Instruction Form with no further instructions, your shares will be voted in the same proportion as the voting instructions received by INTRUST Bank, N.A. with respect to the accounts of all Plan participants.

        When considering whether to vote "FOR," "AGAINST," or "ABSTAIN" on the reverse stock split, forward stock split, and Right of First Refusal, it is important that you note the following:

  1.
  A COMPLETED VOTING INSTRUCTION FORM MUST BE RECEIVED BY INTRUST BANK, N.A., P.O. BOX ONE, WICHITA, KANSAS 67201-9819, ATTN: MS 1.10, NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 17, 2006. ANY VOTING INSTRUCTION FORM RECEIVED AFTER THIS DEADLINE WILL NOT BE HONORED.

  2.
  Your voting instructions will be held in strict confidence by INTRUST Bank, N.A. and will not be divulged or released to any directors, officers, or employees of the Company, other than as may be required by law.

  3.
  Your Plan account will not be directly affected by the Reverse/Forward Stock Split regardless of the number of shares of Common Stock credited to your Plan account. Therefore, even if a majority of the outstanding Common Stock vote "FOR" the Reverse/Forward Stock Split and Right of First Refusal, the number of shares of Common Stock credited to your Plan account will not be reduced unless you otherwise make an investment election pursuant to the Plan.

  4.
  Once you submit a Voting Instruction Form to the Trustee, your form may not be withdrawn.

  5.
  All shares of Common Stock credited to your Plan account must be voted together. You may not vote some of the shares of Common Stock "FOR" the reverse stock split, forward stock split, and Right of First Refusal and some of the shares of Common Stock "AGAINST" the reverse stock split, forward stock split, and Right of First Refusal.

  6.
  If you do not timely submit a Voting Instruction Form, or if you sign and date your Voting Instruction Form with no further instructions, the shares of Common Stock credited to your Plan account as of the Determination Date will be voted in the same proportion as the voting instructions received by INTRUST Bank, N.A. with respect to the accounts of all Plan participants.

        If you have any questions concerning the reverse stock split, forward stock split, the Right of First Refusal, or the number of shares credited to your Plan account, please contact INTRUST Bank, N.A. toll free at (800) 242-7111, ext. 1032.

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  Exhibit 99.(a)(2)